Exhibit 10.5

LOAN AND SECURITY AGREEMENT

Dated as of March 21, 2025

among

SPECTRAL AI, INC.,

a Delaware corporation,

(“Company”)

SPECTRAL MD HOLDINGS LLC,

a Delaware limited liability company,

(“Spectral Holdings”)

SPECTRAL MD, INC.,

a Delaware corporation,

(“Spectral MD”)

and

AVENUE VENTURE OPPORTUNITIES FUND II, L.P.,

a Delaware limited partnership (“Avenue 2”),

as administrative agent and collateral agent (in such capacities, including any successors and assigns, “Agent”),

and as a lender (in such capacity, together with each other bank, financial institution or entity from time to time party hereto as a lender, a “Lender” and collectively, the “Lenders”)

LOAN AND SECURITY AGREEMENT

Borrower, Lenders and Agent have entered or anticipate entering into one or more transactions pursuant to which each Lender agrees to make available to Borrower a loan facility governed by the terms and conditions set forth in this document and one or more Supplements executed by Borrower, Lenders and Agent which incorporate this document by reference. Each Supplement constitutes a supplement to and forms part of this document, and will be read and construed as one with this document, so that this document and the Supplement constitute a single agreement among the Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, collectively, this “Agreement”).

Accordingly, the Parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1 Definitions. The terms defined in Article 11 and in the Supplement will have the meanings therein specified for purposes of this Agreement.

1.2 Inconsistency. In the event of any inconsistency between the provisions of any Supplement and this document, the provisions of the Supplement will be controlling for the purpose of all relevant transactions.

ARTICLE 2 - THE COMMITMENT AND LOANS

2.1 The Commitment. Subject to the terms and conditions of this Agreement, each Lender agrees to make term loans to Borrower from time to time from the Closing Date and to and including the Maturity Date in an aggregate principal amount not exceeding the Commitment. The Commitment is not a revolving credit commitment, and Borrower does not have the right to repay and reborrow hereunder; provided, however, that Borrower may prepay the Loans as set forth in the Supplement. Each Loan requested by Borrower to be made on a single Business Day shall be for a minimum principal amount set forth in the Supplement, except to the extent the remaining Commitment is a lesser amount.

2.2 Notes Evidencing Loans; Repayment. Each Loan shall be evidenced by a separate Note payable to the order of each Lender, in the total principal amount of such Lender’s pro rata share of the Loan. Principal and interest of each Loan shall be payable at the times and in the manner set forth in the Note and regularly scheduled payments thereof shall be effected by automatic debit of the appropriate funds from Borrower’s Primary Operating Account. Repayment of the Loans and payment of all other amounts owed to each Lender will be paid by Borrower in the currency in which the same has been provided (i.e., United States Dollars).

2.3 Procedures for Borrowing.

(a) At least two (2) Business Days prior to the Closing Date, or at least five (5) Business Days prior to a proposed Borrowing Date other than the Closing Date (or, in each case, such lesser period of time as may be agreed upon by each Lender participating in the Loan in its sole discretion), Agent shall have received from Borrower a Borrowing Request. Each Borrowing Request shall be executed by a responsible executive or financial officer of Borrower, and shall state how much is requested, and shall be accompanied by such other information as Agent may reasonably request.

(b) No later than 1:00 p.m. Pacific Standard Time on the Borrowing Date, if Borrower has satisfied the conditions precedent in Article 4 by 9:00 a.m. Pacific Standard Time on such Borrowing Date, each Lender shall make its pro rata share of the Loan available to Borrower in immediately available funds.

2.4 Interest. Except as otherwise specified in the applicable Note and/or Supplement, Basic Interest on the outstanding principal balance of each Loan shall accrue daily at the Designated Rate from the Borrowing Date. If the outstanding principal balance of such Loan is not paid at maturity, interest shall accrue at the Default Rate until paid in full, as further set forth herein.

2.5 Intentionally Omitted.

2.6 Interest Rate Calculation. Basic Interest, along with charges and fees under this Agreement and any Loan Document, shall be calculated for actual days elapsed on the basis of a 360-day year. In no event shall Borrower be obligated to pay Lenders interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

2.7 Default Interest. Upon the occurrence and during the continuation of an Event of Default, any unpaid payments in respect of the Obligations shall bear interest from their respective maturities, whether scheduled or accelerated, at the Default Rate, compounded monthly. Borrower shall pay such interest on demand.

2.8 Late Charges. If Borrower is late in making any scheduled payment in respect of the Obligations by more than five (5) days, then Borrower agrees to pay a late charge of five percent (5%) of the payment due, but not less than fifty dollars ($50.00) for any one such delinquent payment. This late charge may be charged by Lenders or Agent, as applicable, for the purpose of defraying the expenses incidental to the handling of such delinquent amounts. Borrower acknowledges that such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Agreement and represents a fair and reasonable estimate of the costs that will be sustained by Lenders due to the failure of Borrower to make timely payments. Borrower further agrees that proof of actual damages would be costly and inconvenient. Such late charge shall be paid without prejudice to the right of Lenders and Agent to collect any other amounts provided to be paid or to declare a default under this Agreement or any of the other Loan Documents or from exercising any other rights and remedies of Agent or Lenders.

2.9 Lender’s Records. Principal, Basic Interest and all other sums owed under any Loan Document shall be evidenced by entries in records maintained by each Lender for such purpose. Each payment on and any other credits with respect to principal, Basic Interest and all other sums outstanding under any Loan Document shall be evidenced by entries in such records. Absent manifest error, Lenders’ records shall be conclusive evidence thereof.

2.10 Grant of Security Interests; Filing of Financing Statements.

(a) To secure the timely payment and performance of all of the Obligations, each Loan Party hereby grants to Agent, for the ratable benefit of the Lenders, continuing security interests in all of the Collateral. In connection with the foregoing, each Loan Party authorizes Agent to prepare and file any financing statements describing the Collateral without otherwise obtaining any Loan Party’s signature or consent with respect to the filing of such financing statements. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect.

(b) In furtherance of each Loan Party’s grant of the security interests in the Collateral pursuant to Section 2.10(a), each Loan Party hereby pledges and grants to Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date or at any time thereafter following Agent’s request, the certificate or certificates for the Shares will be delivered to Agent, accompanied by an instrument of assignment duly executed in blank by such Loan Party, unless such Shares have not been certificated. To the extent required by the terms and conditions governing the Shares, each Loan Party shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Agent and cause new certificates representing such securities to be issued in the name of Agent or its transferee(s). Each Loan Party will execute and deliver such documents, and take or cause to be taken such actions, as Agent may reasonably request to perfect or continue the perfection of Agent’s security interest in the Shares. Except as provided in the following sentence, each Loan Party shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would constitute a violation of any of the terms of this Agreement. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default and Agent’s written notice to the applicable Loan Party of Agent’s intent to exercise its rights and remedies under this Agreement, including this Section 2.10(b).

(c) Each Loan Party is and shall remain absolutely and unconditionally liable for the performance of all Obligations, including, without limitation, any deficiency by reason of the failure of the Collateral to satisfy all amounts due to each Lender under any of the Loan Documents.

(d) All Collateral pledged by the Loan Parties under this Agreement and any Supplement shall secure the timely payment and performance of all Obligations. Except in connection with Transfers permitted by this Agreement (in which case the Lien attaching to the Collateral so transferred shall be automatically deemed released upon the consummation of such Transfer, but solely to the extent no Event of Default is continuing at such time) or as otherwise expressly provided in this Agreement, no Collateral pledged under this Agreement or any Supplement shall be released until such time as all Obligations have been satisfied and paid in full (other than inchoate indemnity obligations or other obligations that specifically survive termination).

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants that, except as set forth in the Supplement or the Schedule of Exceptions hereto, if any, as of the Closing Date and each Borrowing Date:

3.1 Due Organization. Borrower and each Subsidiary is a corporation, limited liability company or limited partnership, as applicable, duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and is duly qualified to conduct business and is in good standing (to the extent applicable in the relevant jurisdiction) in each other jurisdiction in which its business is conducted or its properties are located, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization, Validity and Enforceability. The execution, delivery and performance of all Loan Documents executed by the Loan Parties are within such Loan Party’s powers, have been duly authorized, and are not in conflict with such Loan Party’s certificate of incorporation or formation, as applicable, or by-laws, limited liability company agreement, operating agreement or partnership agreement, as applicable, or the terms of any charter or other organizational document of such Loan Party, as amended from time to time; and all such Loan Documents constitute valid and binding obligations of the Loan Parties party thereto, enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights in general, and subject to general principles of equity).

3.3 Compliance with Applicable Laws. Borrower and each Subsidiary has complied with all licensing, permit and fictitious name requirements necessary to lawfully conduct the business in which it is engaged, and to any sales, leases or the furnishing of services by Borrower or such Subsidiary, including without limitation those requiring consumer or other disclosures, the noncompliance with which would have a Material Adverse Effect.

3.4 No Conflict. The execution, delivery, and performance by each Loan Party of all Loan Documents to which it is a party are not in conflict with any law, rule, regulation, order or directive, or any indenture, agreement, or undertaking to which any Loan Party is a party or by which any Loan Party may be bound or affected. Without limiting the generality of the foregoing, the issuance of the Warrants and the grant of registration rights in connection therewith do not violate any agreement or instrument by which Company is bound or require the consent of any holders of Company’s securities other than consents which have been obtained on or prior to the Closing Date.

3.5 No Litigation, Claims or Proceedings. Other than as set forth in the Schedule of Exceptions, there is no litigation, Tax claim, proceeding or dispute pending, or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or a Subsidiary, their property or the conduct of their business which would reasonably be expected to result in damages or costs, including settlement payments, to Borrower of more than, individually or in the aggregate, the Threshold Amount not covered by independent third party insurance as to which liability has been accepted by the carrier providing such insurance.

3.6 Taxes. Other than as set forth in the Schedule of Exceptions, all tax returns and reports that Borrower and its Subsidiaries must file have been filed on time or extended, and Borrower and its Subsidiaries have paid all the taxes, assessments, deposits and contributions they owe at the foreign, federal, state and local levels, except for (i) those that Borrower and its Subsidiaries are challenging with proper and timely proceedings in good faith, as long as they have set aside or provided for enough funds to cover them, as GAAP requires, or (ii) those that do not add up to more than Twenty Thousand Dollars ($20,000) in total. Borrower does not know of any proposed claims or adjustments for any previous tax years of Borrower or its Subsidiaries that could make them owe, in the aggregate, more than Twenty Thousand Dollars ($20,000) in extra taxes.

3.7 Correctness of Financial Statements. Borrower’s consolidated financial statements which have been delivered to Agent fairly and accurately, in all material respects, reflect Borrower’s consolidated financial condition in accordance with GAAP (except with respect to unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments) as of the latest date of such financial statements; and, since that date there has been no Material Adverse Change.

3.8 No Subsidiaries. As of the Closing Date, except as otherwise disclosed by Borrower to Agent pursuant to the Perfection Certificate, Borrower is not a majority owner of or in a control relationship with any other business entity.

3.9 Environmental Matters. To its knowledge after reasonable inquiry, Borrower has concluded that Borrower and each Subsidiary is in compliance with Environmental Laws, except to the extent a failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect.

3.10 No Event of Default. No Default or Event of Default has occurred and is continuing.

3.11 Full Disclosure. None of the representations or warranties made by a Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the written statements contained in any exhibit, report, statement or certificate furnished by or on behalf of a Loan Party in connection with the Loan Documents (including disclosure materials delivered by or on behalf of Borrower to any Lender prior to the Closing Date or pursuant to Section 5.2), taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared, it being understood that such projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

3.12 Specific Representations Regarding Collateral.

(a) Title. Except for the security interests created by this Agreement and Permitted Liens, (i) each Loan Party is and will be the unconditional legal and beneficial owner of the Collateral, and (ii) the Collateral is genuine and subject to no Liens other than Liens securing indebtedness in an aggregate amount not exceeding Fifty Thousand Dollars ($50,000) at any time outstanding. There exist no prior assignments or encumbrances of record with the U.S. Patent and Trademark Office or U.S. Copyright Office affecting any Collateral in favor of any third party, other than Permitted Liens.

(b) Rights to Payment. The names of the obligors, amounts owing to each Loan Party, due dates and all other information with respect to the Rights to Payment are and will be correctly stated in all material respects in all Records relating to the Rights to Payment. Each Loan Party further represents and warrants, to its knowledge, that each Person appearing to be obligated on a Right to Payment has authority and capacity to contract and is bound as it appears to be.

(c) Location of Collateral. As of the Closing Date, each Loan Party’s chief executive office, Inventory, Records, Equipment, and any other offices or places of business are located at the address(es) shown on the Supplement.

(d) Business Names. Other than as set forth on the Schedule of Exceptions, other than its full corporate name, neither Borrower or a Subsidiary has conducted business using any trade names or fictitious business names except as shown on the Supplement.

3.13 Copyrights, Patents, Trademarks and Licenses.

(a) Borrower and each Subsidiary owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other similar rights that are reasonably necessary for the operation of its business, without known conflict with the rights of any other Person.

(b) To Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon any rights held by any other Person, except as would not reasonably be expected to have a Material Adverse Effect.

(c) No claim or litigation regarding any of the foregoing is pending or, to Borrower’s knowledge, threatened in writing, and, to Borrower’s knowledge, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed which, in either case, could reasonably be expected to have a Material Adverse Effect.

3.14 Regulatory Compliance. Each Loan Party has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA to the extent applicable to such Loan Party. No event has occurred resulting from any Loan Party’s failure to comply with ERISA that is reasonably likely to result in such Loan Party incurring any liability that could have a Material Adverse Effect. No Loan Party is required to be registered as an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations X, T and U of the Board of Governors of the Federal Reserve System). Each Loan Party, to the extent applicable to such Loan Party, has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.

3.15 Shares. Other than as shown on the Schedule of Exceptions, each Loan Party has full power and authority to create a first priority Lien on the Shares owned by such Loan Party and no disability or contractual obligation exists that would prohibit such Loan Party from pledging those Shares pursuant to this Agreement. To each Loan Party’s knowledge, there are no subscriptions, warrants, right of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued and are fully paid and non-assessable. To each Loan Party’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Loan Party knows of no reasonable grounds for the institution of any such proceedings.

3.16 Solvency. The fair salable value of the Loan Parties’ consolidated assets (including goodwill minus disposition costs) exceeds the fair value of the Loan Parties’ consolidated liabilities; the Loan Parties, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Loan Parties’ property, on a consolidated basis, would constitute unreasonably small capital; Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts (including trade debts) as they become absolute and matured.

3.17 Anti-Corruption Laws; Anti-Terrorism Laws; Sanctions and Patriot Act. Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries and, in each case, their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. Borrower, its Subsidiaries and, each case, their respective directors, officers, and, to the knowledge of Borrower, employees and agents, acting in their capacity as such, are in compliance with Anti- Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. None of Borrower, any Subsidiary or, in each case, any of their respective directors, officers or, to the knowledge of Borrower, employees or agents is a Sanctioned Person or a Blocked Person. No Loan, direct or, to Borrower’s knowledge, indirect use of proceeds, or other transaction by Borrower contemplated by this Agreement will violate the Patriot Act, Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions. None of Borrower, its Subsidiary’s or, in each case, their respective directors, employees, officers, agents and representatives have, directly or indirectly, offered, paid, given, promised or authorized the payment of any money, gift or anything of value to any person acting in an official capacity for any government department, agency or instrumentality, including state-owned or controlled companies or entities, and public international organizations, as well as a political party or official thereof or candidate for political office. None of Borrower’s or any Subsidiary’s principals or staff are officers, employees or representatives of governments, government agencies, or government-owned or controlled enterprises.

3.18 Healthcare Permits. (a) Borrower and the Subsidiaries have obtained all Healthcare Permits and other rights from, and have made all declarations and filings with, all applicable governmental authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the management and/or operation of their respective businesses; (b) each such Healthcare Permit is valid and in full force and effect, and Borrower and the Subsidiaries are in compliance with the terms and conditions of all such Healthcare Permits; and (c) neither Borrower nor any Subsidiaries have received written notice from any governmental authority with respect to the revocation, suspension, restriction, limitation or termination of any Healthcare Permit nor, to the knowledge of Borrower or any Subsidiary, is any such action threatened in writing.

3.19 Compliance with Healthcare Laws.

(a) Borrower is in compliance with all applicable Healthcare Laws, except where any noncompliance would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Borrower has not received written notice by a governmental authority of any violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and no investigation, inspection, audit or other proceeding involving allegations of any violation is, to the knowledge of Borrower, threatened in writing or contemplated.

(b) To the knowledge of Borrower, Borrower is not in default or violation of any law which is applicable to Borrower or its respective assets or the conduct of its respective businesses and Borrower has not been debarred or excluded from participation under a state or federal health care program, including any state or federal workers compensation program.

(c) Borrower is not a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any governmental authority.

3.20 Survival. The representations and warranties of Borrower as set forth in this Agreement survive the execution and delivery of this Agreement; provided, for the avoidance of doubt, that such representations and warranties shall not survive termination of this Agreement.

ARTICLE 4 - CONDITIONS PRECEDENT

4.1 Conditions to First Loan. The obligation of each Lender to make its first Loan hereunder is, in addition to the conditions precedent specified in Section 4.2 and in any Supplement, subject to the fulfillment (or waiver) of the following conditions and to the receipt by Agent of the documents described below, duly executed and in form and substance satisfactory to each Lender and its counsel:

(a) Resolutions. A certified copy of the resolutions of the Board of Directors (or other governing body) of each Loan Party authorizing the execution, delivery and performance by such Loan Party of the Loan Documents.

(b) Incumbency and Signatures. A certificate of the secretary of each Loan Party certifying the names of the officer or officers of such Loan Party authorized to sign the Loan Documents, together with a sample of the true signature of each such officer.

(c) Legal Opinion. The opinion of legal counsel for Borrower as to such matters as Agent may reasonably request, in form and substance satisfactory to Agent.

(d) Charter Documents. Copies of the organizational and charter documents of each Loan Party (e.g., Articles or Certificate of Incorporation and Bylaws), as amended through the Closing Date, certified by an officer of such Loan Party as being true, correct and complete.

(e) This Agreement. Counterparts of this Agreement (including this document and the initial Supplement), with all schedules completed and attached thereto, and disclosing such information as is reasonably acceptable to Agent.

(f) Financing Statements. Filing copies (or other evidence of filing satisfactory to Agent and its counsel) of such UCC financing statements with respect to the Collateral as Agent shall request.

(g) Intellectual Property Security Agreement. An Intellectual Property Security Agreement executed by each Loan Party in form and substance satisfactory to Agent.

(h) [reserved].

(i) Equity Raise. Evidence satisfactory to Agent that Borrower has received, on or after January 1, 2025, no less than Three Million Eight Hundred Thousand Dollars ($3,800,000) in unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction) net cash proceeds (excluding proceeds raised pursuant to the conversion of convertible notes issued by Borrower prior to January 1, 2025) from (i) the sale of Borrower’s equity securities in a bona-fide equity financing round to investors, and/or (ii) Subordinated Debt entered into on or after January 1, 2025, in each case, on terms and conditions reasonably acceptable to Agent.

(j) Subordination Agreement(s). Duly executed subordination agreement(s) in favor of Agent for all Subordinated Debt existing on the Closing Date (except as otherwise agreed by Agent in its sole discretion), together with copies of the underlying documents evidencing the Loan Parties’ Subordinated Debt with such creditor(s), as applicable.

(k) Subordinated Debt. Evidence that the maturity date of all of the Loan Parties’ Subordinated Debt existing on the Closing Date shall occur no earlier than ninety-one (91) days after the Maturity Date.

(l) Landlord Consent. Duly executed landlord’s consents in favor of Agent for each of Borrower’s leased locations containing Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000).

(m) Bailee Waiver. Duly executed bailee’s waivers in favor of Agent for each location where Borrower maintains Collateral with a third party valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000).

(n) Searches. UCC lien, intellectual property, judgment, bankruptcy and Tax lien searches of the Loan Parties from such jurisdictions or offices as Agent may reasonably request, all as of a date reasonably satisfactory to Agent and its counsel.

(o) Good Standing Certificate. A certificate of status or good standing of each Loan Party as of a date acceptable to Agent from the jurisdiction of such Loan Party’s organization or formation, as applicable, and any foreign jurisdictions where such Loan Party is qualified to do business.

(p) Warrant. The Warrants issued by Borrower to each Lender exercisable for such number, type and class of shares of Borrower’s capital stock, and for an initial exercise price as is specified therein.

(q) Insurance Certificates. Insurance certificates showing Agent as lender’s loss payee or additional insured on insurance policies as required pursuant to Section 5.5.

(r) Perfection Certificate. A duly executed copy of the Perfection Certificate.

(s) Financial Statements. (i) Audited consolidated financial statements of Company for its fiscal year ended as of December 31, 2023, and (ii) unaudited interim consolidated financial statements of Company for each fiscal month ended after the date of the latest applicable financial statements delivered pursuant to clause (i) above as to which such financial statements are available.

(t) Pivotal Burn Study. Evidence satisfactory to Agent and Lenders that Borrower has obtained positive top line data from its pivotal burn study, which data is sufficient to support the preparation and submission of a De Novo 510(k) application to the U.S. Food and Drug Administration.

(u) KYC. (i) All documentation and other information regarding each Loan Party requested by Agent in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, (ii) a properly completed and signed IRS Form W-9 for Borrower, and

(iii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party.

4.2 Conditions to All Loans. The obligation of each Lender to make its initial Loan and each subsequent Loan is subject to the fulfillment (or waiver) of each of the following further conditions precedent:

(a) No Default. No Default or Event of Default has occurred and is continuing or will result from the making of any such Loan, and the representations and warranties of the Loan Parties contained in Article 3 and Part 3 of the Supplement are true and correct in all material respects as of the Borrowing Date of such Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date.

(b) No Material Adverse Change. No event has occurred that has had or could reasonably be expected to have a Material Adverse Change.

(c) Borrowing Request. Borrower shall have delivered to Agent a Borrowing Request for such Loan and the related materials and documents required by and in accordance with Section 2.3(a).

(d) Note. Borrower shall have delivered an executed Note evidencing such Loan, substantially in the form attached to the Supplement as an exhibit.

(e) Supplemental Lien Filings. Each Loan Party shall have executed and delivered such amendments or supplements to this Agreement and additional Security Documents, financing statements and third-party waivers as Agent may reasonably request or as may be required in accordance with any applicable law, in connection with the proposed Loan, in order to create, protect or perfect or to maintain the perfection of Agent’s Liens on the Collateral.

(f) VCOC Limitation. Lenders shall not be obligated to make any Loan under its Commitment if at the time of or after giving effect to the proposed Loan such Lender would no longer qualify as: (i) a “venture capital operating company” under U.S. Department of Labor Regulations Section 2510.3-101(d), Title 29 of the Code of Federal Regulations, as amended; and (ii) a “business development company” under the provisions of federal Investment Company Act of 1940, as amended; and (iii) a “regulated investment company” under the provisions of the Internal Revenue Code of 1986, as amended.

(g) Financial Projections. Borrower shall have delivered to Agent its business plan and/or financial projections or forecasts as most recently approved by Borrower’s Board of Directors.

ARTICLE 5 - AFFIRMATIVE COVENANTS

During the term of this Agreement and until its performance of all Obligations (other than inchoate indemnity obligations), each Loan Party will:

5.1 Notice to Agent. Promptly, but in no event later than five (5) Business Days, give written notice to Agent of:

(a) Any litigation or administrative or regulatory proceeding affecting Borrower or a Subsidiary where the amount claimed against Borrower or such Subsidiary is, individually or in the aggregate, at the Threshold Amount or more, or where the granting of the relief requested could reasonably be expected to have a Material Adverse Effect; or of the acquisition by a Loan Party of any commercial tort claim with a value in excess of One Hundred Thousand Dollars ($100,000), including brief details of such claim and such other information as Agent may reasonably request to enable Agent to better perfect its Lien in such commercial tort claim as Collateral.

(b) Any dispute which may exist between Borrower or a Subsidiary and any Governmental Authority or regulatory authority, except where such dispute could not reasonably be expected to have a Material Adverse Effect.

(c) The occurrence of any Default or any Event of Default, including a statement of an authorized officer of Borrower setting forth details of such Default or Event of Default and the action which the applicable Loan Party has taken or proposes to take with respect thereto.

(d) Any change in the location of any Loan Party’s places of business or location containing Collateral at least thirty (30) days in advance of such change, or of the establishment of any new, or the discontinuance of any existing, place of business.

(e) Any dispute or default by a Loan Party or any other party under any joint venture, partnering, distribution, cross-licensing, strategic alliance, collaborative research or manufacturing, license or similar agreement which could reasonably be expected to have a Material Adverse Effect, and, to the extent Agent or any Lender requests, copies of all documentation relating thereto.

(f) Any other matter which has resulted or might reasonably result in a Material Adverse Change.

(g) Any Subsidiary that a Loan Party intends to acquire or create after the Closing Date.

5.2 Financial Statements. Deliver to Lender or cause to be delivered to Agent by way of submission through Agent’s portfolio management website or as otherwise specified by Agent, in form and detail satisfactory to Agent the following financial and other information, which each Loan Party warrants shall be accurate and complete in all material respects:

(a) Monthly Financial Statements. As soon as available but no later than thirty (30) days after the end of each month, Company’s unaudited balance sheet as of the end of such period (prepared on a consolidated basis), and Company’s unaudited income statement and cash flow statement for such period and for that portion of Company’s financial reporting year ending with such period, prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year-end audit adjustments) and attested by a responsible financial officer of Company as being complete and correct in all material respects and fairly presenting Company’s and each Subsidiary’s financial condition and the results of Company’s operations as of the date(s) and for the period(s) covered thereby.

(b) Year-End Financial Statements. As soon as available, but no later than ninety (90) days after the end of each financial reporting year, a complete copy of Company’s audit report (prepared on a consolidated basis), which shall include balance sheet, income statement, statement of changes in equity and statement of cash flows for such year, prepared in accordance with GAAP and certified by any of the “Big Four” accounting firms, Grant Thornton, or an independent certified public accountant selected by Company and reasonably satisfactory to Lenders (the “Accountant”). The Accountant’s certification shall not be qualified or limited due to a restricted or limited examination by the Accountant of any material portion of Borrower’s records.

(c) Compliance Certificates. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of Company (or other executive officer) substantially in the form of Exhibit “C” to the Supplement (a “Compliance Certificate”) stating, among other things, whether any Default or Event of Default exists on the date of such certificate, and if so, setting forth the details thereof and the action which Company is taking or proposes to take with respect thereto. If requested by Lender, a Compliance Certificate also shall be delivered to Lenders on the Closing Date.

(d) Government Required Reports. Promptly after sending, issuing, making available, or filing, copies of all reports, proxy statements, and financial statements that Company sends or makes available generally to its stockholders, and, not later than five (5) Business Days after actual filing or the date such filing was first due, all registration statements and reports that Company files or is required to file with the Securities and Exchange Commission, or any other Governmental Authority or regulatory authority having similar authority.

(e) Board Packages. In addition to the information described in Section 5.2(d), each Loan Party will promptly provide Agent with copies of (i) information and notices that it supplies to its shareholders, and (ii) all notices, minutes, consents and other materials, financial or otherwise, which it provides to its Board of Directors (collectively, “Board Packages”); provided, however, that no Loan Party need to provide Lender with copies of routine actions of its Board of Directors, such as option and stock grants under any Loan Party’s equity incentive plan in the normal course of business; and provided, further, however, that such Board Packages may be redacted to the extent that (i) based on the advice of counsel, such Loan Party’s Board of Directors determines such redaction is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons, or (ii) such redacted material relates to Lenders (or such Loan Party’s strategy regarding the Loans or Lenders).

(f) Other Information. Such other statements, lists of property and accounts, budgets (as updated), sales projections, forecasts, reports, 409A valuation reports (as updated), operating plans, financial exhibits, capitalization tables (as updated) and information relating to equity and debt financings consummated after the Closing Date (including post-closing capitalization table(s)), or other information, in each case, as any Lender may from time to time reasonably request.

5.3 [Reserved].

5.4 Existence. Maintain and preserve its existence, present form of business, and all rights and privileges necessary in the normal course of its business; and keep all of its property in good working order and condition, ordinary wear and tear excepted.

5.5 Insurance. Obtain and keep in force insurance in such amounts and types as is usual in the type of business conducted by Borrower, with insurance carriers having a policyholder rating of not less than “A” and financial category rating of Class VII in “Best’s Insurance Guide,” unless otherwise approved by Lenders. Such insurance policies must be in form and substance reasonably satisfactory to Lender, and shall list Agent as an additional insured or lender’s loss payee, as applicable, on endorsement(s) in form reasonably acceptable to Agent. Borrower shall furnish to Agent such endorsements, and upon Agent’s or any Lender’s request, copies of any or all such policies.

5.6 Accounting Records. Maintain adequate books, accounts and records, and prepare all financial statements in accordance with GAAP (except, with respect to unaudited financial statements, for the absence of footnotes and subject to normal year-end audit adjustments), and in compliance with the regulations of any Governmental Authority or regulatory authority having jurisdiction over the Loan Parties or Borrower’s business (unless such noncompliance will not have a material adverse effect on Borrower’s business or operations); and permit employees or agents of Agent at such reasonable times as Agent may request, at Borrower’s expense (not to exceed Two Thousand Five Hundred Dollars ($2,500) in any twelve (12) month period unless an Event of Default has occurred and is continuing), to inspect Borrower’s properties, and to examine, review and audit, and make copies and memoranda of Borrower’s books, accounts and records; provided that unless an Event of Default has occurred and is continuing, such inspections shall not occur more than once in any twelve month period.

5.7 Compliance with Laws. Comply with all laws (including Environmental Laws), rules, regulations applicable to, and all orders and directives of any Governmental Authority or regulatory authority having jurisdiction over, Borrower or any Subsidiary or their respective businesses, and with all material agreements to which any Loan Party is a party, except where the failure to so comply would not have a Material Adverse Effect.

5.8 Taxes and Other Liabilities. Pay all Borrower’s and such Subsidiary’s Indebtedness when due; pay (and cause each Subsidiary to pay) all Taxes and other governmental or regulatory assessments before delinquency or before any penalty attaches thereto, except as may be contested in good faith by the appropriate procedures and for which Borrower or such Subsidiary (as applicable) shall maintain appropriate reserves; timely file (and cause each Subsidiary to timely file) all required Tax returns and reports (subject to any applicable extensions); and deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay, and require each of its Subsidiaries to pay, all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

5.9 Special Collateral Covenants.

(a) Maintenance of Collateral; Inspection. Do all things reasonably necessary to maintain, preserve, protect and keep all Collateral in good working order and salable condition, ordinary wear and tear excepted, deal with the Collateral in all commercially reasonable ways as are considered good practice by owners of like property, and use the Collateral lawfully and, to the extent applicable, only as permitted by Borrower’s insurance policies. Maintain, or cause to be maintained, complete and accurate Records, in all material respects, relating to the Collateral. Upon reasonable prior notice at reasonable times during normal business hours, Borrower hereby authorizes Agent’s and each Lender’s officers, employees, representatives and agents to inspect the Collateral and to discuss the Collateral and the Records relating thereto with Borrower’s officers and employees, and, in the case of any Right to Payment, after consultation with Borrower, with any Person which is or may be obligated thereon; provided that unless an Event of Default has occurred and is continuing, such inspections shall not occur more than once in any twelve month period.

(b) Documents of Title. Not sign or authorize the signing of any financing statement or other document naming a Loan Party as debtor or obligor, or acquiesce or cooperate in the issuance of any bill of lading, warehouse receipt or other document or instrument of title with respect to any Collateral, except those negotiated to Agent, or those naming Agent as secured party, or if solely to create, perfect or maintain a Permitted Lien.

(c) Change in Location or Name. Without at least 30 days’ prior written notice to Agent: (a) not relocate any Collateral or Records, its chief executive office, or establish a place of business at a location other than as specified in the Supplement; and (b) not change its name, mailing address, location of Collateral, jurisdiction of incorporation or its legal structure.

(d) Decals, Markings. At the request of Agent or any Lender, following the occurrence and during the continuation of an Event of Default, firmly affix a decal, stencil or other marking to designated items of Equipment, indicating thereon the security interest of Agent.

(e) Agreement with Persons in Possession of Collateral. Use its commercially reasonable efforts to obtain and maintain such acknowledgments, consents, waivers and agreements (each a “Waiver”) from the owner, operator, lienholder, mortgagee, landlord or any Person in possession of tangible Collateral in excess of One Hundred Thousand Dollars ($100,000) per location as Agent may require, all in form and substance reasonably satisfactory to Agent. In addition, Agent shall have the right to require Borrower to use its commercially reasonable efforts to provide Agent with a Waiver for any Collateral that is located in a jurisdiction that provides for statutory landlord’s Liens and for any location at which the Person in possession of such Collateral (except for changes in location of (i) items of moveable property such as laptop computers, (ii) goods in transit and (iii) other Collateral with an aggregate book value of less than One Hundred Thousand Dollars ($100,000)) has a Lien thereon. Notwithstanding anything to the contrary in this Section 5.9(e), Borrower, Agent and Lenders acknowledge and agree that all material Intellectual Property and Records that are maintained on items of Collateral for which Borrower is unable to provide a Waiver also shall be maintained or backed up in a manner sufficient that Agent shall be able to have access to such Intellectual Property and Records in accordance with the exercise of Agent’s rights hereunder.

(f) Certain Agreements on Rights to Payment. Other than in the ordinary course of business, not make any material discount, credit, rebate or other reduction in the original amount owing on a Right to Payment or accept in satisfaction of a Right to Payment less than the original amount thereof.

5.10 Authorization for Automated Clearinghouse Funds Transfer. (i) Authorize each Lender and Agent to initiate debit entries to Borrower’s Primary Operating Account through Automated Clearinghouse (“ACH”) transfers, in order to satisfy the regularly scheduled payments of principal and interest; (ii) provide Agent at least thirty (30) days’ notice of any change in Borrower’s Primary Operating Account; and (iii) grant Agent and each Lender any additional authorizations necessary to begin ACH debits from a new account which becomes the Primary Operating Account.

5.11 Anti-Corruption Laws and Sanctions.

(a) Provide true, accurate and complete information, in all material respects, in all product orders, reimbursement requests and other communications relating to Borrower and any Subsidiary and their respective products.

(b) Maintain in effect and apply policies and procedures designed to ensure compliance in all material respects by Borrower, its Subsidiaries and, in each case, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries, and, in each case, their respective directors, officers and, to the knowledge of Company, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

5.12 Use of Proceeds. Apply the proceeds of the Loans towards (a) the repayment of existing Indebtedness of the Borrower on the Closing Date, and

(b) the funding of the working capital and general corporate purposes of Borrower. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

5.13 Post-Closing Obligations. Deliver to Agent, in form and substance acceptable to Agent in its commercially reasonable discretion, (a) on or before June 30, 2025 (or such later date as Agent may agree in writing), evidence that one hundred percent (100%) of the issued and outstanding capital stock of Spectral IP has been acquired (pursuant to an initial public offering, private acquisition or otherwise) by a non- Affiliate third-party; (b) no later than thirty (30) days after the Closing Date (or such later date as Agent may agree in writing), insurance endorsements showing Agent as lender’s loss payee or additional insured on insurance policies as required pursuant to Section 5.5; (c) no later than three (3) Business Days after the Closing Date (or such later date as Agent may agree in writing), duly executed Account Control Agreements for all Collateral Accounts maintained by Borrower on the Closing Date (in each case, other than Excluded Accounts); (d) no later than thirty (30) days after the Closing Date (or such later date as Agent may agree in writing), evidence that the Morgan Stanley Account has been closed; and (e) no later than forty-five (45) days after the Closing Date (or such later date as Agent may agree in writing), a duly executed landlord consent for the location at 2515 McKinney Avenue, Dallas, Texas 75201.

ARTICLE 6 - NEGATIVE COVENANTS

During the term of this Agreement and until the performance of all Obligations (other than inchoate indemnity obligations), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

6.1 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. Create, incur, assume or permit to exist any Lien, or grant any other Person a negative pledge, on any of its property, except Permitted Liens and any negative pledge in respect of any asset subject to a Lien permitted by clause (c) of the definition of Permitted Liens. Each Loan Party, Agent and each Lender agree that this covenant is not intended to constitute a lien, deed of trust, equitable mortgage, or security interest of any kind on any of such Loan Party’s real property, and this Agreement shall not be recorded or recordable. Notwithstanding the foregoing, however, violation of this covenant by a Loan Party or any Subsidiary shall constitute an Event of Default.

6.3 Dividends. Pay any dividends or purchase, redeem or otherwise acquire or make any other distribution with respect to any of its capital stock, except (a) dividends or other distributions paid by a Loan Party or a Subsidiary to another Loan Party, or a Subsidiary to another Subsidiary; (b) dividends or other distributions solely of capital stock (other than Disqualified Stock) of (i) Company or (ii) Spectral IP upon the consummation of its initial public offering; (c) so long as no Event of Default has occurred and is continuing or shall result therefrom, repurchases of stock from directors, officers, employees or contractors upon termination of employment or services under reverse vesting or similar repurchase plans not to exceed One Hundred Thousand Dollars ($100,000) in any calendar year; (d) the conversion of Company’s convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, and Company may make payments in cash for any fractional shares upon such conversion or in connection with the exercise or conversion of warrants, stock options or other securities, so long as such cash payments do not exceed Twenty Thousand Dollars ($20,000) in any fiscal year of Company; and (e) the purchase, redemption or other acquisition of shares of Company’s capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock.

6.4 Fundamental Changes. (a) Liquidate or dissolve; (b) enter into any Change of Control; or (c) acquire all or substantially all of the capital stock or property of another Person. Notwithstanding anything to the contrary in this Section 6.4, Loan Parties and their Subsidiaries may enter into a transaction that will constitute a Change of Control so long as: (i) the Person that results from such Change of Control (the “Surviving Entity”) shall have executed and delivered to Agent an agreement in form and substance reasonably satisfactory to Agent, containing an assumption by the Surviving Entity of the due and punctual payment and performance of all Obligations and performance and observance of each covenant and condition of such Loan Party in the Loan Documents; (ii) all such obligations of the Surviving Entity to Lenders shall be guaranteed by any Person that directly or indirectly owns or controls fifty percent (50%) or more of the voting stock of the Surviving Entity; (iii) immediately after giving effect to such Change of Control, no Event of Default or, event which with the lapse of time or giving of notice or both, would result in an Event of Default shall have occurred and be continuing; and (iv) the credit risk to Lenders, in each Lender’s sole discretion, with respect to the Obligations and the Collateral shall not be increased. In determining whether the proposed Change of Control would result in an increased credit risk, Lenders may consider, among other things, changes in Borrower’s management team, employee base, access to equity markets, venture capital support, financial position and/or disposition of intellectual property rights which may reasonably be anticipated as a result of the Change of Control. In addition, (i) a Subsidiary may merge or consolidate into another Subsidiary, and (ii) a Loan Party may consolidate or merge with any Subsidiary provided that such Loan Party is the continuing or surviving Person.

6.5 Sales of Assets. Sell, offer for sale, assign, transfer, lease, license, donate, distribute or otherwise dispose of (a “Transfer”) any of Borrower’s or any Subsidiary’s assets except (a) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with industry practice, provided that such licenses of Intellectual Property neither result in a legal transfer or deemed transfer of title of the licensed Intellectual Property nor have the same effect as a sale or assignment of the licensed Intellectual Property; (b) Transfers of worn-out, obsolete or surplus property (each as determined by Borrower or applicable Subsidiary in its reasonable judgment); (c) Transfers of Inventory in the ordinary course of business; (d) Transfers constituting Permitted Liens; (e) Transfers permitted in Section 6.3, 6.4, 6.6 or 6.7; (f) Transfers of assets (other than Intellectual Property) for fair consideration and in the ordinary course of its business, (g) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (h) the sale or exchange of the stock of Spectral IP in connection with its consummation of its initial public offering, and (i) exclusive licenses granted for the use of Intellectual Property as long as such exclusivity is limited to a discrete geographic region outside the United States and such licenses do not result in a legal transfer or deemed transfer of title of such Intellectual Property or have the same effect as a sale or assignment of such Intellectual Property.

6.6 Loans/Investments. Make or suffer to exist any loans, guaranties, advances, investments or Acquisitions (“Investments”), except for Permitted Investments.

6.7 Transactions with Related Persons. Directly or indirectly enter into any transaction with or for the benefit of a Related Person on terms more favorable to the Related Person than would have been obtainable in an “arms’ length” dealing, except (a) sales of equity securities by Company and incurrence of Subordinated Debt for capital raising purposes, (b) Permitted Investments, and (c) Transfers permitted under Section 6.5.

6.8 Other Business. Engage in any material line of business other than the business Borrower conducts as of the Closing Date and any business substantially similar or related or incidental thereto.

6.9 Financing Statements and Other Actions. Fail to execute and deliver to Agent all financing statements, notices and other documents (including, without limitation, any filings with the United States Patent and Trademark Office and the United States Copyright Office) from time to time reasonably requested by Agent to maintain a perfected first priority security interest in the Collateral in favor of Agent, subject to Permitted Liens; perform such other acts, and execute and deliver to Agent such additional conveyances, assignments, agreements and instruments, as Agent may at any time reasonably request in connection with the administration and enforcement of this Agreement or Agent’s rights, powers and remedies hereunder.

6.10 Compliance. (a) Become required to be registered as an “investment company” or controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Loan for such purpose; (b) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, all to extent applicable to such Loan Party; or (c) fail to comply with the Federal Fair Labor Standards Act, to extent applicable to such Loan Party, or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Agent’s Lien on the Collateral.

6.11 Other Deposit and Securities Accounts. Maintain any Collateral Account owned by a Loan Party or any Subsidiary except (i) Collateral Accounts as set forth in the Supplement, and (ii) other Collateral Accounts, in each case, subject to an Account Control Agreement or with respect to which such Loan Party (or such Subsidiary, as applicable) and Agent shall have taken such action as Agent reasonably deems necessary to obtain a perfected first priority security interest therein, subject to Permitted Liens; provided, it is agreed and understood that the Loan Parties shall have until the date that is three (3) Business Days after the Closing Date (or such later date as Agent may agree in writing) to comply with the provisions of this Section 6.11 with respect to Collateral Accounts of the Loan Parties and their Subsidiaries existing on the Closing Date. The provisions of the previous sentence shall not apply to any Excluded Account.

6.12 Prepayment of Indebtedness. Prepay, redeem or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness (other than the Loans and Indebtedness permitted by Section 6.1). Notwithstanding the foregoing, Agent and each Lender agrees that the conversion or exchange into Company’s equity securities of any Indebtedness (other than the Loans) shall not be prohibited by this Section 6.12.

6.13 Repayment of Subordinated Debt. Repay, prepay, redeem or otherwise satisfy in any manner any Subordinated Debt, except in accordance with the terms of any subordination agreement among the applicable Loan Parties, Agent and the holder(s) of such Subordinated Debt. Notwithstanding the foregoing, each Lender agrees that (a) the conversion or exchange into Company’s equity securities of any Subordinated Debt and (b) the payment of cash in lieu of fractional shares shall not be prohibited by this Section 6.13.

6.14 Subsidiaries.

(a) Acquire or create any Subsidiary (other than an Immaterial Subsidiary), or permit any Subsidiary to cease to be an Immaterial Subsidiary, unless, in either case, such Subsidiary (i) becomes, at Agent’s option, either an Additional Borrower or a Guarantor, together with appropriate documentation (including a joinder agreement, a Guaranty, financing statements and/or Account Control Agreements), all in form and substance satisfactory to Agent (including being sufficient to grant Agent, for the benefit of Lenders, a first priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary); (ii) provides to Agent appropriate certificates and powers, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (iii) provides to Agent all other documentation in form and substance satisfactory to Agent, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. For clarity, the Parties acknowledge and agree that Agent shall have the exclusive right to determine whether any such Person will be made an Additional Borrower or a Guarantor. Prior to the acquisition or creation of any such Subsidiary, Borrower shall notify Agent thereof in writing, which notice shall contain the jurisdiction of such Person’s formation and include a description of such Person’s fully diluted capitalization and Borrower’s purpose for its acquisition or creation of such Subsidiary. Notwithstanding anything set forth herein to the contrary, in no event shall Spectral IP be deemed a Loan Party or a Subsidiary for purposes of this Agreement and the transactions contemplated hereby following completion of its initial public offering.

(b) Sell, transfer, encumber or otherwise dispose of its ownership interest in any Subsidiary other than Permitted Liens or in a manner permitted under Section 6.4.

(c) Cause or permit a Subsidiary to do any of the following: (i) grant Liens on such Subsidiary’s assets, except for Liens that would constitute Permitted Liens if incurred by a Loan Party and Liens on any property held or acquired by such Subsidiary in the ordinary course of its business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, that such Lien attaches solely to the property acquired with such Indebtedness and that the principal amount of such Indebtedness does not exceed one hundred percent (100%) of the cost of such property; and (ii) issue any additional Shares, except to Borrower or a wholly owned Subsidiary of Borrower.

6.15 Leases. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any personal property (“Personal Property Leases”), except for Personal Property Leases of Equipment in the ordinary course of business that do not in the aggregate require it to make payments (including Taxes, insurance, maintenance and similar expenses which it is required to pay under the terms of any such lease) in any calendar year in excess of One Hundred Thousand Dollars ($100,000) in aggregate amount. For the avoidance of doubt, this Section 6.15 shall not be applicable to any licenses of over-the-counter software commercially available to the public by any Loan Party or any of their respective Subsidiaries in the ordinary course of business.

6.16 Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Nor permit any of its directors, officers, employees and agents to: (a) take any action that would cause a violation of any Anti-Corruption Laws or any applicable Sanctions; (b) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti- Terrorism Law; or (d) directly or indirectly, offer, pay, give, promise or authorize the payment of any money, gift, or anything of value to any person acting in an official capacity for any government department, agency, or instrumentality, including state-owned or controlled companies or entities, and public international organizations, as well as a political party or official thereof or candidates for political office, except in compliance with applicable law.

6.17 Offshore Assets.

(a) Permit Spectral Ireland to maintain an aggregate balance and fair market value of cash and any other assets at any time that exceeds Zero Dollars ($0).

(b) Permit Spectral UK to maintain assets at any time that exceeds a fair market value of One Million Dollars ($1,000,000) (of which its aggregate balance of cash shall not at any time exceed Two Hundred Thousand Dollars ($200,000)).

ARTICLE 7 - EVENTS OF DEFAULT

7.1 Events of Default; Acceleration. Upon the occurrence and during the continuation of any Event of Default, the obligation of each Lender to make any additional Loan shall be suspended. The occurrence and continuation of any of the following (each, an “Event of Default”) shall at the option of Agent, at the direction of Lenders (1) make all sums of Basic Interest and principal, as well as any other Obligations and amounts owing under any Loan Documents, immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands, and (2) give Agent the right to exercise any other right or remedy provided by contract or applicable law:

(a) Borrower shall fail to pay any principal or interest under this Agreement or any Note, or fail to pay any fees or other charges when due under any Loan Document, and such failure continues for three (3) Business Days or more after the same first becomes due; or an Event of Default as defined in any other Loan Document shall have occurred.

(b) Any representation or warranty made, or financial statement, certificate or other document provided, by a Loan Party under any Loan Document shall prove to have been false or misleading in any material respect when made or deemed made herein.

(c) If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

(d) (i) Borrower or a Subsidiary shall fail to pay its debts generally as they become due; or (ii) Borrower or a Subsidiary shall commence any Insolvency Proceeding with respect to itself, an involuntary Insolvency Proceeding shall be filed against Borrower or a Subsidiary, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of Borrower or a Subsidiary, and such involuntary Insolvency Proceeding, petition or appointment is acquiesced to by Borrower or such Subsidiary or is not dismissed within forty five (45) days; or (iii) the dissolution, winding up, or termination of the business or cessation of operations of Borrower or a Subsidiary (including any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of Borrower or such Subsidiary pursuant to the provisions of Borrower’s or, as the case may be, such Subsidiary’s charter documents); or (iv) Borrower shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing.

(e) Borrower or a Subsidiary shall be in default beyond any applicable period of grace or cure under any other agreement involving the borrowing of money, the purchase of property, the advance of credit or any other monetary liability of any kind to any Lender or to any Person in an amount, individually or in the aggregate, in excess of the Threshold Amount.

(f) Any Governmental Authority or regulatory authority shall take any judicial or administrative action against Borrower or a Subsidiary (except to the extent such action is discharged or stayed pending appeal), or any defined benefit pension plan maintained by Borrower or a Subsidiary shall have any unfunded liabilities, any of which, in the reasonable judgment of Agent could reasonably be expected to have a Material Adverse Effect.

(g) Any sale, transfer or other disposition of all or a substantial or material part of the assets of a Loan Party, including without limitation to any trust or similar entity, shall occur.

(h) Any judgment(s) singly or in the aggregate in excess of the Threshold Amount (not covered by independent third-party insurance) shall be entered against Borrower or a Subsidiary which remain unsatisfied, unvacated or unstayed pending appeal for ten (10) or more days after entry thereof.

(i) There is a material impairment in the perfection or priority of Agent’s security interest in the Collateral.

(j) If a Guaranty ceases for any reason to be in full force and effect, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of a Guaranty.

(k) Any Loan Party shall fail to perform or observe any covenant contained in Sections 5.1(c), 5.2, 5.4, 5.5, 5.12 or 5.13 or Article 6.

(l) Any Loan Party shall fail to perform or observe any covenant contained in Article 5 (other than Sections 5.1(c), 5.2, 5.4, 5.5, 5.12 or 5.13) or elsewhere in this Agreement or any other Loan Document (other than a covenant which is dealt with specifically elsewhere in this Article 7) and, if capable of being cured, the breach of such covenant is not cured within ten (10) days after the sooner to occur of such Loan Party’s receipt of notice of such breach from Agent or the date on which such breach first becomes known to any officer of such Loan Party (the “Notice Date”); provided, however that if such breach is not capable of being cured within such 10-day period and such Loan Party timely notifies Agent and each Lender of such fact and such Loan Party diligently pursues such cure, then the cure period shall be extended to the date requested in such Loan Party’s notice but in no event more than thirty (30) days from the Notice Date; provided, further, that such 30-day opportunity to cure shall not apply in the case of any failure to perform or observe any covenant which has been the subject of a prior failure within the preceding one hundred eighty (180) days or which is a willful and knowing breach by any Loan Party.

7.2 Remedies upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Agent may, and at the direction of the Lenders shall, accelerate and demand payment of all or any part of the outstanding Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 7.1(d), all of the Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act). Each Loan Party, only upon the occurrence and during the continuation of an Event of Default, hereby irrevocably appoints Agent as its lawful attorney-in- fact to: (a) sign such Loan Party’s name on any invoice or bill of lading for any account or drafts against account debtors; (b) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (c) make, settle, and adjust all claims under Borrower’s insurance policies; (d) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (e) transfer the Collateral into the name of Agent or a third party as the UCC permits; (f) receive, open and dispose of mail addressed to such Loan Party; (g) endorse such Loan Party’s name on any checks, payment instruments, or other forms of payment or security; and (h) notify all account debtors to pay Agent directly. Each Loan Party, only upon the occurrence and during the continuation of an Event of Default, hereby appoints Agent as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral until all Obligations (other than inchoate indemnity obligations and other obligations which, by their terms, survive termination of this Agreement) have been satisfied in full and the Loan Documents (other than the Warrants) have been terminated. Agent’s foregoing appointment as each Loan Party’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations and other obligations which, by their terms, survive termination of this Agreement) have been fully repaid and performed and the Loan Documents have been terminated. During the continuance of an Event of Default, Agent may, and at the direction of the Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents (other than the Warrants) or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive. The obligations of each Loan Party under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligations is rescinded or must otherwise be returned by Agent or any Lender upon, on account of, or in connection with, the insolvency, bankruptcy or reorganization of a Loan Party or otherwise, all as though such payment had not been made.

7.3 Sale of Collateral. Upon the occurrence and during the continuance of an Event of Default, Agent may, and at the direction of the Lenders shall, sell all or any part of the Collateral, at public or private sales, to itself, the Lenders, a designee of Lender, a wholesaler, retailer or investor, for cash, upon credit or for future delivery, and at such price or prices as Agent or Lenders may deem commercially reasonable. To the extent permitted by law, each Loan Party hereby specifically waives all rights of redemption and any rights of stay or appraisal which it has or may have under any applicable law in effect from time to time. Any such public or private sales shall be held at such times and at such place(s) as Agent or Lenders may determine. In case of the sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Agent until the selling price is paid by the purchaser, but neither Agent nor any Lender shall incur any liability in case of the failure of such purchaser to pay for the Collateral and, in case of any such failure, such Collateral may be resold. Agent may, at the direction of Lenders, instead of exercising its power of sale, proceed to enforce its security interest in the Collateral by seeking a judgment or decree of a court of competent jurisdiction. Without limiting the generality of the foregoing, if an Event of Default is in existence:

(1) Subject to the rights of any third parties, Agent may license, or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Copyrights, Patents or Trademarks included in the Collateral throughout the world for such term or terms, on such conditions and in such manner as Lenders shall in their sole discretion determine;

(2) Agent may (without assuming any obligations or liability thereunder), at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of the Loan Parties in, to and under any Copyright Licenses, Patent Licenses or Trademark Licenses and take or refrain from taking any action under any thereof, and each Loan Party hereby releases Agent and each Lender from, and agrees to hold Agent and each Lender free and harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect thereto other than claims arising out of Agent’s or any Lender’s gross negligence or willful misconduct; and

(3) Upon request by Agent, each Loan Party will execute and deliver to Agent a power of attorney, in form and substance reasonably satisfactory to Agent for the implementation of any lease, assignment, license, sublicense, grant of option, sale or other disposition of a Copyright, Patent or Trademark. In the event of any such disposition pursuant to this clause (3), each Loan Party shall supply its know-how and expertise relating to the products or services made or rendered in connection with Patents, the manufacture and sale of the products bearing Trademarks, and its customer lists and other records relating to such Copyrights, Patents or Trademarks and to the distribution of said products, to Agent.

(4) If, at any time when Agent or Lenders shall determine to exercise the right to sell the whole or any part of the Shares hereunder, such Shares or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act (or any similar statute), then Agent may, in its discretion (subject only to applicable requirements of law), sell such Shares or part thereof by private sale in such manner and under such circumstances as Agent or Lenders may deem necessary or advisable, but subject to the other requirements of this Article 7, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, Agent may, at the direction of Lenders in their sole discretion (i) in accordance with applicable securities laws proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Shares or part thereof could be or shall have been filed under the Securities Act (or similar statute), (ii) approach and negotiate with a single possible purchaser to effect such sale, and (iii) restrict such sale to a purchaser who is an accredited investor under the Securities Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Shares or any part thereof. In addition to a private sale as provided above in this Article 7, if any of the Shares shall not be freely distributable to the public without registration under the Securities Act (or similar statute) at the time of any proposed sale pursuant to this Article 7, then Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

(A) as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale;

(B) as to the content of legends to be placed upon any certificates representing the Shares sold in such sale, including restrictions on future transfer thereof;

(C) as to the representations required to be made by each Person bidding or purchasing at such sale relating to such Person’s access to financial information about Borrower or any of its Subsidiaries and such Person’s intentions as to the holding of the Shares so sold for investment for its own account and not with a view to the distribution thereof; and

(D) as to such other matters as Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Securities Act and all applicable state securities laws.

(5) Each Loan Party recognizes that Agent may be unable to effect a public sale of any or all the Shares and may be compelled to resort to one or more private sales thereof in accordance with clause (4) above. Each Loan Party also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. Agent shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the applicable Subsidiary to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Loan Parties and/or the Subsidiary would agree to do so.

7.4 Borrower’s Obligations upon Default. Upon the request of Agent, at the direction of Lenders, after the occurrence and during the continuance of an Event of Default, each Loan Party will:

(a) Assemble and make available to Agent the Collateral at such place(s) as Agent shall reasonably designate, segregating all Collateral so that each item is capable of identification; and

(b) Subject to the rights of any lessor, permit Agent, by Agent’s officers, employees, agents and representatives, to enter any premises where any Collateral is located, to take possession of the Collateral, to complete the processing, manufacture or repair of any Collateral, and to remove the Collateral, or to conduct any public or private sale of the Collateral, all without any liability of Agent or any Lender for rent or other compensation for the use of Borrower’s premises.

ARTICLE 8 - SPECIAL COLLATERAL PROVISIONS

8.1 Compromise and Collection. Each Loan Party and Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Rights to Payment; that certain of the Rights to Payment may be or become uncollectible in whole or in part; and that the expense and probability of success of litigating a disputed Right to Payment may exceed the amount that reasonably may be expected to be recovered with respect to such Right to Payment. Each Loan Party hereby authorizes Agent, after and during the continuance of an Event of Default, to compromise with the obligor, accept in full payment of any Right to Payment such amount as Agent shall negotiate with the obligor, or abandon any Right to Payment. Any such action by Agent shall be considered commercially reasonable so long as Lenders have made the determination in good faith based on information known to them at the time Agent takes any such action.

8.2 Performance of Loan Parties’ Obligations. Without having any obligation to do so, upon reasonable prior notice to a Loan Party, Agent may, at the direction of Lenders, perform or pay any obligation which such Loan Party has agreed to perform or pay under this Agreement, including, without limitation, the payment or discharge of Taxes or Liens levied or placed on or threatened against the Collateral, provided that Lenders shall fund amounts necessary to make such payments ratably in accordance with the principal amount of the Loans held by each Lender. In so performing or paying, Agent and Lenders shall determine the action to be taken and the amount necessary to discharge such obligations. Each Loan Party shall reimburse Agent on demand for any amounts paid by Agent and each Lender pursuant to this Section, whereupon Agent shall promptly deliver to Lenders such payments, which amounts shall constitute Obligations secured by the Collateral and shall bear interest from the date of demand at the Default Rate.

8.3 Power of Attorney. For the purpose of protecting and preserving the Collateral and Agent’s rights under this Agreement, each Loan Party hereby irrevocably appoints Agent, with full power of substitution, as its attorney-in-fact with full power and authority, after the occurrence and during the continuance of an Event of Default, to do any act which such Loan Party is obligated to do hereunder; to exercise such rights with respect to the Collateral as such Loan Party might exercise; to use such Inventory, Equipment, Fixtures or other property as such Loan Party might use; to enter such Loan Party’s premises; to give notice of Agent’s security interest in, and to collect the Collateral; and before or after Default, to execute and file in such Loan Party’s name any financing statements, amendments and continuation statements, account control agreements or other Security Documents necessary or desirable to create, maintain, perfect or continue the perfection of Agent’s security interests in the Collateral. Each Loan Party hereby ratifies all that Agent shall lawfully do or cause to be done by virtue of this appointment.

8.4 Authorization for Agent to Take Certain Action. The power of attorney created in Section 8.3 is a power coupled with an interest and shall be irrevocable. The powers conferred on Agent hereunder or thereunder are solely to protect its interests in the Collateral and shall not impose any duty upon Agent to exercise such powers. Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and in no event shall Agent or any of its directors, officers, employees, agents or representatives be responsible to any Loan Party for any act or failure to act, except for gross negligence or willful misconduct. After the occurrence and during the continuance of an Event of Default, Agent may exercise this power of attorney without notice to or assent of the applicable Loan Party, in the name of the applicable Loan Party, or in Agent’s own name, from time to time in Agent’s sole discretion and at each Loan Party’s expense. To further carry out the terms of this Agreement, after the occurrence and during the continuance of an Event of Default, Agent may, at the direction of Lenders:

(a) Execute any statements or documents or take possession of, and endorse and collect and receive delivery or payment of, any checks, drafts, notes, acceptances or other instruments and documents constituting Collateral, or constituting the payment of amounts due and to become due or any performance to be rendered with respect to the Collateral.

(b) Sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts; drafts, certificates and statements under any commercial or standby letter of credit relating to Collateral; assignments, verifications and notices in connection with Accounts; or any other documents relating to the Collateral, including without limitation the Records.

(c) Use or operate Collateral or any other property of a Loan Party for the purpose of preserving or liquidating Collateral.

(d) File any claim or take any other action or proceeding in any court of law or equity or as otherwise deemed appropriate by Agent for the purpose of collecting any and all monies due or securing any performance to be rendered with respect to the Collateral.

(e) Commence, prosecute or defend any suits, actions or proceedings or as otherwise deemed appropriate by Agent for the purpose of protecting or collecting the Collateral. In furtherance of this right, upon the occurrence and during the continuance of an Event of Default, Agent may apply for the appointment of a receiver or similar official to operate Borrower’s business.

(f) Prepare, adjust, execute, deliver and receive payment under insurance claims, and collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and apply such amounts at Agent’s sole discretion, toward repayment of the Obligations or replacement of the Collateral.

8.5 Application of Proceeds. Any Proceeds and other monies or property received by Agent pursuant to the terms of this Agreement or any Loan Document may be applied as follows:

(a) First, to Agent, the aggregate amount of all costs, expenses, indemnities and other amounts required to be reimbursed to Agent, in its capacity as such, until paid in full;

(b) Second, to Agent, for the ratable benefit of Lenders (in accordance with the portion funded by each Lender), the aggregate amount of all Obligations arising on account of payments made by Agent in accordance with Section 8.2, until repaid in full;

(c) Third, to Lenders, ratably in accordance with principal amount of the Loans held by each Lender, an amount equal to the aggregate costs, expenses, indemnities or other amounts then required to be reimbursed to Lenders, until paid in full;

(d) Fourth, to Lenders, ratably in accordance with aggregate amount of any fees, premiums or similar payments due to each Lender in respect of the Loans held by such Lender, an amount equal to the aggregate fees, premiums or other similar such payments due to such Lender in respect of the Loans, until paid in full;

(e) Fifth, to Lenders, ratably in accordance with accrued and unpaid interest in respect of the Loans and the other Obligations due to each Lender, an amount equal to the aggregate accrued and unpaid interest on the Loans and other Obligations then due, until paid in full;

(f) Sixth, to Lenders, ratably in accordance outstanding principal due to each Lender in respect of the Loans, an amount equal to the aggregate principal outstanding in respect of the Loans then due, until paid in full;

(g) Seventh, to Agent and each Lender, ratably in accordance with any other Obligations due to such Lender, an amount equal to all other Obligations due and payable to Agent and each Lender, until paid in full; and

(h) Last, the balance, if any, to Borrower or as otherwise required by applicable law.

8.6 Deficiency. If the Proceeds of any disposition of the Collateral are insufficient to cover all costs and expenses of such sale and the payment in full of all the Obligations, plus all other sums required to be expended or distributed by Agent to Lenders, then Borrower shall be liable for any such deficiency.

8.7 Agent Transfer. Upon the transfer of all or any part of the Obligations, Agent may transfer its rights hereunder on all or part of the Collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such Collateral so transferred, and the transferee shall be vested with all the rights and powers of Agent hereunder with respect to such Collateral so transferred, but with respect to any Collateral not so transferred, Agent shall retain all rights and powers hereby given.

8.8 Agent’s Duties.

(a) Agent shall use reasonable care in the custody and preservation of any Collateral in its possession. Without limitation on other conduct which may be considered the exercise of reasonable care, Agent shall be deemed to have exercised reasonable care in the custody and preservation of such Collateral if such Collateral is accorded treatment substantially equal to that which Agent accords its own property, it being understood that Agent shall not have any responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, declining value, tenders or other matters relative to any Collateral, regardless of whether Agent has or is deemed to have knowledge of such matters; or taking any necessary steps to preserve any rights against any Person with respect to any Collateral. Under no circumstances shall Agent be responsible for any injury or loss to the Collateral, or any part thereof, arising from any cause beyond the reasonable control of Agent.

(b) Agent may at any time deliver the Collateral or any part thereof to the applicable Loan Party and the receipt of such Loan Party shall be a complete and full acquittance for the Collateral so delivered, and Agent shall thereafter be discharged from any liability or responsibility therefor.

(c) Neither Agent, nor any of its directors, officers, employees, agents, attorneys or any other person affiliated with or representing Agent shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by a Loan Party or any other party through the ordinary negligence of Agent, or any of its directors, officers, employees, agents, attorneys or any other person affiliated with or representing Agent.

8.9 Termination of Security Interests and Loan Documents. Upon the payment in full of the Obligations (other than inchoate indemnity obligations and other obligations that survive termination) and satisfaction of all of Borrower’s obligations (other than inchoate indemnity obligations and other obligations that survive termination) under this Agreement and the other Loan Documents (other than the Warrants), and if Lenders have no further obligations to make Loans in connection with their Commitment, the security interest granted hereby shall automatically terminate, all rights to the Collateral shall revert to the applicable Loan Party and this Agreement and the other Loan Documents shall terminate; provided that (i) those obligations, liabilities, covenants and terms that are expressly specified herein and in any other Loan Document as surviving that respective agreement’s termination, including without limitation, each Loan Party’s indemnity obligations set forth in this Agreement, shall continue to survive notwithstanding anything to the contrary set forth herein, and (ii) nothing set forth herein shall affect or be deemed to affect those obligations, liabilities, covenants and terms set forth in any warrant instrument issued to a Lender’s parent company or set forth in any other equity securities or convertible debt securities of Company acquired by any Lender in connection with this Agreement. Upon any such termination, Agent shall (i) return all Collateral in its possession or control to the applicable Loan Party and, at each Loan Party’s expense, execute and deliver to such Loan Party the documents as such Loan Party shall reasonably request to evidence such termination, and (ii) authorize each Loan Party to file any uniform commercial code or other terminations to document the release reflected in this Section 8.9. In connection therewith, Borrower agrees to provide each Lender with such information as may be reasonably requested by such Lender as to whether the securities issuable upon the exercise of any Warrant issued in connection with this Agreement constitute “qualified small business stock” for purposes of Section 1202(c) of the Internal Revenue Code.

ARTICLE 9 - GENERAL PROVISIONS

9.1 Notices. Any notice given by any party under any Loan Document shall be in writing and personally delivered, sent by overnight courier, or United States mail, postage prepaid, or sent by facsimile or electronic mail, or other authenticated message, charges prepaid, to the other Party’s or Parties’ addresses shown on the Supplement. Each party may change the address, facsimile number or email address to which notices, requests and other communications are to be sent by giving written notice of such change to each other party. Notice given by hand delivery shall be deemed received on the date delivered; if sent by overnight courier, on the next Business Day after delivery to the courier service; if by first class mail, on the third Business Day after deposit in the U.S. Mail; and if by facsimile or electronic mail, on the date of transmission.

9.2 Binding Effect. The Loan Documents shall be binding upon and inure to the benefit of the Loan Parties, Lenders, Agent and their respective successors and assigns; provided, however, that no Loan Party may assign or transfer its rights or obligations under any Loan Document. Each Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, such Lender’s rights and obligations under the Loan Documents provided that, so long as no Event of Default has occurred and is continuing, neither Lender shall assign any of such rights or obligations to any competitor of Borrower. Without limiting the foregoing, any Lender may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, such Lender’s rights and obligations under the Loan Documents to any Affiliate of such Lender. In connection with any of the foregoing, Lenders and Agent may disclose all documents and information which Lenders and Agent now or hereafter may have relating to the Loans, the Loan Parties, or Borrower’s business, provided that any Person who receives such information shall have agreed in writing in advance to maintain the confidentiality of such information on terms no less favorable to Borrower than are set forth in Section 9.13.

9.3 No Waiver. Any waiver, consent or approval by Agent and Lenders of any Event of Default or breach of any provision, condition, or covenant of any Loan Document must be in writing and shall be effective only to the extent set forth in writing. No waiver of any breach or default shall be deemed a waiver of any later breach or default of the same or any other provision of any Loan Document. No failure or delay on the part of Agent or any Lender in exercising any power, right, or privilege under any Loan Document shall operate as a waiver thereof, and no single or partial exercise of any such power, right, or privilege shall preclude any further exercise thereof or the exercise of any other power, right or privilege. Agent and each Lender has the right at its sole option to continue to accept interest and/or principal payments due under the Loan Documents after default, and such acceptance shall not constitute a waiver of said default or an extension of the maturity of any Loan unless Lenders agree otherwise in writing.

9.4 Rights Cumulative. All rights and remedies existing under the Loan Documents are cumulative to, and not exclusive of, any other rights or remedies available under contract or applicable law.

9.5 Unenforceable Provisions. Any provision of any Loan Document executed by a Loan Party which is prohibited or unenforceable in any jurisdiction, shall be so only as to such jurisdiction and only to the extent of such prohibition or unenforceability, but all the remaining provisions of any such Loan Document shall remain valid and enforceable.

9.6 Accounting Terms. Except as otherwise provided in this Agreement, accounting terms and financial covenants and information shall be determined and prepared in accordance with GAAP (except for the absence of footnotes and subject to year- end adjustments).

9.7 Indemnification; Exculpation. Each Loan Party shall pay and protect, defend and indemnify each Lender, Agent and each Lender’s and Agent’s employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives (other than Lender, collectively “Indemnified Parties”) against, and hold each Lender, Agent and each of such Indemnified Parties harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorneys’ fees and costs) and other amounts incurred by each Lender, Agent and each of such Indemnified Parties, arising from (i) the matters contemplated by this Agreement or any other Loan Documents, (ii) any dispute between a Loan Party and a third party, or (iii) any contention that a Loan Party has failed to comply with any law, rule, regulation, order or directive applicable to Borrower’s business; provided, however, that this indemnification shall not apply to any of the foregoing to the extent incurred as the result of any Lender’s, Agent’s or any of such Indemnified Parties’ gross negligence or willful misconduct. This indemnification shall survive the payment and satisfaction of all of Borrower’s Obligations to Lenders.

9.8 Reimbursement. Each Loan Party shall reimburse each Lender and Agent for all reasonable and documented out-of-pocket costs and expenses, including without limitation reasonable and documented out-of-pocket attorneys’ fees and disbursements expended or incurred by each Lender and Agent in any arbitration, mediation, judicial reference, legal action or otherwise in connection with (a) the preparation and negotiation of the Loan Documents, (b) the amendment and enforcement of the Loan Documents, including without limitation during any workout, attempted workout, and/or in connection with the rendering of legal advice as to each Lender’s and Agent’s rights, remedies and obligations under the Loan Documents, (c) collecting any sum which becomes due to each Lender under any Loan Document, (d) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, (e) the protection, preservation or enforcement of any rights of Lenders or Agent under the Loan Documents, or (f) any reasonable out of pocket due diligence expenses, including site visits, inspection of assets, travel, industry consultants and database access fees. For the purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) contempt proceedings; (2) discovery; (3) any motion, proceeding or other activity of any kind in connection with an Insolvency Proceeding; (4) garnishment, levy, and debtor and third party examinations; and (5) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment. All of the foregoing costs and expenses shall be payable upon demand by any Lender or Agent, and if not paid within forty-five (45) days of presentation of invoices shall bear interest at the Default Rate.

9.9 Execution in Counterparts; Electronic Signatures. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement and each of the other Loan Documents may be executed by electronic signatures. Each Loan Party, Agent and Lenders expressly agree to conduct the transactions contemplated by this Agreement and the other Loan Documents by electronic means (including, without limitation, with respect to the execution, delivery, storage and transfer of this Agreement and each of the other Loan Documents by electronic means and to the enforceability of electronic Loan Documents). Delivery of an executed signature page to this Agreement and each of the other Loan Documents by facsimile or other electronic mail transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of a manually executed counterpart hereof and thereof, as applicable. The words “execution,” “signed,” “signature” and words of like import herein shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

9.10 Entire Agreement. The Loan Documents are intended by the Parties as the final expression of their agreement and therefore contain the entire agreement between the Parties and supersede all prior understandings or agreements concerning the subject matter hereof. This Agreement may be amended only in a writing signed by each Loan Party, Agent and each Lender.

9.11 Governing Law and Jurisdiction.

(a) THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH LOAN PARTY, AGENT AND EACH LENDER EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

9.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND EACH LENDER WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION

BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH LOAN PARTY, AGENT AND EACH LENDER EACH AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEMS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.13 Confidentiality. Agent and each Lender agrees to hold in confidence all confidential information that it receives from a Loan Party pursuant to the Loan Documents, except for disclosure as shall be reasonably required: (a) to legal counsel and accountants for Agent and each Lender; (b) to other professional advisors to Agent and each Lender; (c) to regulatory officials having jurisdiction over Lender to the extent required by law; (d) to Agent’s and each Lender’s investors and prospective investors (subject to the same confidentiality obligation set forth herein), and in Agent’s and each Lender’s SEC filings as required by law; (e) as required by law or legal process or in connection with any legal proceeding to which Agent, any Lender and any Loan Party are adverse parties; (f) in connection with a disposition or proposed disposition of any or all of Agent’s and any Lender’s rights hereunder to any assignee or participant (subject to the same confidentiality obligation set forth herein); (g) to Agent’s and each Lender’s subsidiaries or Affiliates in connection with their business with the Loan Parties (subject to the same confidentiality obligation set forth herein); (h) as required by valid order of a court of competent jurisdiction, administrative agency or Governmental Authorities, or by any applicable law, rule, regulation, subpoena, or any other administrative or legal process, or by applicable regulatory or professional standards, including in connection with any judicial or other proceeding involving Agent or any Lender relating to this Agreement and the transactions contemplated hereby; and (i) as required in connection with Agent’s and any Lender’s examination or audit. For purposes of this Section, Agent, each Lender and each Loan Party agree that “confidential information” shall mean any information regarding or relating to a Loan Party other than: (i) information which is or becomes generally available to the public other than as result of a disclosure by Agent or any Lender in violation of this Section, (ii) information which becomes available to Agent or any Lender from any other source (other than a Loan Party) which neither Agent nor the relevant Lender knows is bound by a confidentiality agreement with respect to the information made available, and (iii) information that Agent or such Lender knows on a non- confidential basis prior to a Loan Party disclosing it to Agent or such Lender. In addition, each Loan Party agrees that Agent and each Lender may use Borrower’s name, logo and/or trademark in connection with certain promotional materials that Agent and any Lender may disseminate to the public, including, but are not limited to, brochures, internet website, press releases and any other materials relating to the fact that Agent and each Lender has a financing relationship with Borrower.

9.14 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

ARTICLE 10 - AGENCY.

10.1 Appointment. Each Lender hereby irrevocably appoints Avenue Venture Opportunities Fund II, L.P. to act on its behalf as the administrative agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

10.2 Indemnity. Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), according to its respective Commitment percentage in effect on the date on which indemnification is sought under this Section 10.2, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, a Supplement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of each Loan and all other amounts payable hereunder. Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of any Lender or as Agent shall believe in good faith shall be necessary, under the circumstances or

(ii) in the absence of its own gross negligence or willful misconduct.

10.3 Duties. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

10.4 Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Supplement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

10.5 Collateral Agent. The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations. Each Lender hereby authorizes Agent, on behalf of and for the ratable benefit of Lenders, in its capacity as collateral agent, to enter into any of the Loan Documents as secured party for purposes of acquiring, holding and enforcing all Liens on Collateral (and any other collateral from time to time securing the Obligations), and as Agent for and representative of Lender thereunder, and each Lender agrees to be bound by the terms of each such document. All powers, rights and remedies under the Loan Documents may be exercised solely by Agent for the benefit of Lenders and Agent in accordance with the terms thereof. In the event of a foreclosure on any of the Collateral pursuant to a public or private sale, either Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Lenders shall otherwise agree in writing) shall be entitled (subject to the proviso at the end of this sentence), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale; provided however, that neither Agent nor any Lender shall “credit bid” at any foreclosure and/or other public or private sale absent the consent of the Lenders. Without limiting the generality of the foregoing, Agent is hereby expressly authorized to execute any and all documents (including releases) that bind Lenders with respect to (i) the Collateral and the rights of Lenders with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents, and (ii) any other subordination agreement with respect to any Subordinated Debt.

10.6 Successor Agents. Agent may resign upon thirty (30) days’ notice to the Lenders and Borrower. If Agent shall resign in its capacity under this Agreement and the other Loan Documents, then the Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of Agent in its capacity, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the Parties or any Lender. If no applicable successor agent has accepted appointment as such Agent in its capacity by the date that is twenty (20) days following such retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

ARTICLE 11 - DEFINITIONS

The definitions appearing in this Agreement or any Supplement shall be applicable to both the singular and plural forms of the defined terms:

“Account” means any “account,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to a Loan Party (including, without limitation, under any trade name, style or division thereof) whether arising out of goods sold or services rendered by a Loan Party or from any other transaction, whether or not the same involves the sale of goods or services by a Loan Party (including, without limitation, any such obligation that may be characterized as an account or contract right under the UCC) and all of a Loan Party’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of a Loan Party’s rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to a Loan Party under all purchase orders and contracts for the sale of goods or the performance of services or both by a Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of a Loan Party), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Account Control Agreement” means any control agreement among (i) the depository institution at which a Loan Party (or, as applicable, its Subsidiary) maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party (or, as applicable, its Subsidiary) maintains a Securities Account or a Commodity Account, (ii) a Loan Party (or, as applicable, its Subsidiary), and (iii) Agent, pursuant to which Agent obtains control (within the meaning of the UCC) over such Deposit Account, Securities Account, or Commodity Account.

“Account Debtor” means any “account debtor” as defined in the UCC with such additions to such term as may hereafter be made.

“Acquisition” or “Acquired” means any transaction or series of related transactions (including without limitation by way of merger or in licensing arrangement) for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business, product line or division or other unit of operation of a Person; (b) the acquisition of fifty percent (50%) or more of the capital stock of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower; or (c) the acquisition of, or the right to use, develop or sell (in each case, including through licensing (other than “off-the-shelf” licenses)), any product, product line or intellectual property of or from any other Person.

“Additional Borrower” means a Person who becomes a Borrower after the Closing Date in accordance with Section 6.14(a).

“Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with Borrower. “Control,” “controlled by” and “under common control with” mean direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided, that control shall be conclusively presumed when any Person or affiliated group directly or indirectly owns five percent (5%) or more of the securities having ordinary voting power for the election of directors of a corporation.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended.

“Basic Interest” means the rate of interest payable on the outstanding balance of each Loan at the applicable Designated Rate.

“Blocked Person” means: (a) any Person listed in the annex to, or that is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti- Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” means, individually and collectively, jointly and severally, Company, Spectral Holdings, Spectral MD, and each Additional Borrower.

“Borrowing Date” means the Business Day on which the proceeds of a Loan are disbursed by any Lender.

“Borrowing Request” means a written request from Borrower in substantially the form of Exhibit “B” to the Supplement, requesting the funding of one or more Loans on a particular Borrowing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000) maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change of Control” means: (a) any sale, license, or other disposition of all or substantially all of the assets of a Loan Party; (b) any reorganization, consolidation, merger or other transaction involving a Loan Party; or (c) any transaction or series of related transactions in which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, the power to control the management of Company, or to control the equity interests of Company entitled to vote for members of the Board of Directors or equivalent governing body of Company on a fully- diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing fifty percent (50%) or more of the combined voting power of such securities (other than a sale to recognized venture capital investors in a transaction or series of transactions effected by Company for financing purposes, so long as Company identifies to Agent and each Lender the venture capital investors prior to the closing of the transaction and provides Agent and each Lender with a description of the material terms of such transaction).

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Closing Date” means the date of this Agreement.

“Collateral” means all of each Loan Party’s right, title and interest in and to the following property and other assets including without limitation the following, whether now owned or hereafter acquired and wherever located: (a) all Receivables; (b) all Equipment; (c) all Fixtures; (d) all General Intangibles (including Intellectual Property); (e) all Inventory; (f) all Investment Property; (g) all Deposit Accounts; (h) all cash, Cash Equivalents and liquid funds, (i) all Shares; (j) all other Goods and personal property of such Loan Party, whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Loan Party and wherever located, and any of such Loan Party’s property in the possession or under the control of Agent; (k) all Records; and (l) all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

Notwithstanding the foregoing the term “Collateral” shall not include: (i) “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent the granting of a security interest in such “intent to use” trademarks would be contrary to applicable law, and upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use application shall constitute Collateral; (ii) any contract, Instrument or Chattel Paper in which a Loan Party has any right, title or interest if and to the extent such contract, Instrument or Chattel Paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of such Loan Party therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, Instrument or Chattel Paper to enforce any remedy with respect thereto; provided, however, that the foregoing exclusion shall not apply if (A) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such contract, Instrument or Chattel Paper, or (B) such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407 and 9-408 of Article 9 the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code or principles of equity); provided, further, that immediately upon the ineffectiveness, lapse or termination of any such provision, the term “Collateral” shall include, and each Loan Party shall be deemed to have granted a security interest in, all its rights, title and interests in and to such contract, Instrument or Chattel Paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Agent’s unconditional continuing security interest in and to all rights, title and interests of each Loan Party in or to any payment obligations or other rights to receive monies due or to become due under any such contract, Instrument or Chattel Paper and in any such monies and other proceeds of such contract, Instrument or Chattel Paper; (iii) more than sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities directly owned by any Loan Party in any (x) Foreign Subsidiary, to the extent such Foreign Subsidiary constitutes an Immaterial Subsidiary, or (y) Foreign Subsidiary Holding Company; (iv) motor vehicles subject to certificates of title, except to the extent a security interest therein may be perfected by the filing of a UCC financing statement; (v) any real property; or (vi) any Excluded Account.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account.

“Commitment” means the obligation of each Lender to make Loans to Borrower up to the aggregate principal amount set forth in the Supplement.

“Commodity Account” means a “commodity account” as defined in the UCC.

“Compliance Certificate” has the meaning given to such term in Section 5.2(c).

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Copyrights” means all of the following now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or of any other country; (ii) all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (iii) all continuations, renewals or extensions thereof; and

(iv) any registrations to be issued under any pending applications.

“Default” means an event which with the giving of notice, passage of time, or both would constitute an Event of Default.

“Default Rate” means the applicable Designated Rate plus five percent (5%) per annum.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Designated Rate” means the rate of interest per annum described in the Supplement as being applicable to an outstanding Loan from time to time.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature.

“Documents” means any “documents,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Dollars” or “$” means lawful currency of the United States.

“Domestic Subsidiary” is a Subsidiary organized under the laws of the United States, any State or territory thereof, or the District of Columbia.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, or safety matters.

“Equipment” means any “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” means any event described in Section 7.1.

“Excluded Account” means any of the following Deposit Accounts which are designated as such in writing to Agent as of the Closing Date or, with respect to any Deposit Account opened after the Closing Date, in the next Compliance Certificate delivered after such Deposit Account is opened: (i) Deposit Accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of Borrower’s or such Subsidiary’s employees, (ii) zero balance accounts, and (iii) the Morgan Stanley Account.

“Foreign Subsidiary” is any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary that owns (directly or indirectly) no material assets other than capital stock, membership units or other securities of one or more (a) Foreign Subsidiaries that constitute Immaterial Subsidiaries, and/or (b) other Foreign Subsidiary Holding Companies.

“Fixtures” means any “fixtures,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“GAAP” means generally accepted accounting principles and practices consistent with those principles and practices promulgated or adopted by the Financial Accounting Standards Board and the Board of the American Institute of Certified Public Accountants, their respective predecessors and successors. Each accounting term used but not otherwise expressly defined herein shall have the meaning given it by GAAP.

“General Intangibles” means any “general intangibles,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all right, title and interest that a Loan Party may now or hereafter have in or under any contract, all customer lists, Copyrights, Trademarks, Patents, websites, domain names, and all applications therefor and reissues, extensions, or renewals thereof, other items of, and rights to, Intellectual Property, interests in partnerships, joint ventures and other business associations, Licenses, permits, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, recipes, experience, processes, models, drawings, materials and records, goodwill (including, without limitation, the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License), claims in or under insurance policies, including unearned premiums, uncertificated securities, money, cash or Cash Equivalents, deposit, checking and other bank accounts, rights to sue for past, present and future infringement of Copyrights, Trademarks and Patents, rights to receive Tax refunds and other payments and rights of indemnification.

“Goods” means any “goods,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any regulatory agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Guarantor” means any Subsidiary of Borrower that enters into a Guaranty; provided however, that in no event shall Spectral IP be a Guarantor of the Obligations hereunder.

“Guaranty” means a guaranty with respect to the Obligations, in form and substance satisfactory to Agent that may be entered into from time to time, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Healthcare Laws” means all applicable laws relating to the operation or management of hospitalist practices, the provision of hospitalist services, proper billing and collection practices relating to the payment for healthcare services, insurance law (including law related to payment for “no-fault” claims) and workers compensation law as they relate to the provision of, and billing and payment for, healthcare services, patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of rehabilitative care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7); (b) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009; (c) the Medicare Regulations and the Medicaid Program (Title XIX of the Social Security Act); (d) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (e) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued; (f) any laws, regulations or administrative guidance with respect to fee splitting by healthcare professionals and the corporate practice of medicine in any jurisdiction in which any Borrower operates; and (g) any and all comparable state or local laws and other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (g) as may be amended from time to time and the regulations promulgated pursuant to each such law.

“Healthcare Permit” means, with respect to any Person, a permit issued or required under Healthcare Laws applicable to the business of Borrower, or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of Borrower.

“Immaterial Subsidiary” means, as of any date of determination, any Foreign Subsidiary if and for so long as such Foreign Subsidiary: (a) does not have, together with all other Immaterial Subsidiaries in the aggregate, total assets exceeding a book value of ten percent (10.0%) of the consolidated total assets of Company and its Subsidiaries (determined on a consolidated basis and in accordance with GAAP, excluding any intercompany items in the ordinary course of business); and (b) does not own any Intellectual Property material to Borrower’s business; provided, that any Subsidiary will cease to be a Immaterial Subsidiary to the extent the above required terms are not satisfied; provided, further, that Borrower may designate any Subsidiary as ceasing to be an Immaterial Subsidiary to cause the above required terms to be satisfied. For the avoidance of doubt, as of the Closing Date the Borrower has designated each Specified Subsidiary as an Immaterial Subsidiary.

“Indebtedness” of any Person means at any date, without duplication and without regard to whether matured or unmatured, absolute or contingent: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all obligations of such Person as lessee under capital leases; (vi) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, or similar instrument, whether drawn or undrawn; (vii) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities; (viii) all obligations of such Person to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, except to the extent that such obligations remain performable solely at the option of such Person; (ix) all obligations to repurchase assets previously sold (including any obligation to repurchase any accounts or chattel paper under any factoring, receivables purchase, or similar arrangement); (x) obligations of such Person under interest rate swap, cap, collar or similar hedging arrangements or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; and (xi) all obligations of others of any type described in clause (i) through clause (x) above guaranteed by such Person.

“Insolvency Proceeding” means with respect to a Person (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency liquidation, receivership, dissolution, winding-up or relief of debtors with respect to such Person, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code, but in each case, excluding any avoidance or similar action against such Person commenced by an assignee for the benefit of creditors, bankruptcy trustee, debtor in possession, or other representative of another Person or such other Person’s estate.

“Instruments” means any “instrument,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Intellectual Property” means all of each Loan Party’s Copyrights, Trademarks, Patents, Licenses, trade secrets, source codes, customer lists, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, skill, expertise, experience, processes, models, drawings, materials, records and goodwill associated with the foregoing.

“Intellectual Property Security Agreement” means any Intellectual Property Security Agreement executed and delivered by each Loan Party in favor of Agent, as the same may be amended, supplemented, or restated from time to time.

“Inventory” means any “inventory,” as such term is defined in the UCC, wherever located, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest, and, in any event, shall include, without limitation, all inventory, goods and other personal property that are held by or on behalf of a Loan Party for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in Borrower’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of a Loan Party or is held by others for such Loan Party’s account, including, without limitation that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

“Investment Property” means any “investment property,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Letter of Credit Rights” means any “letter of credit rights,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest, including any right to payment under any letter of credit.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest and any renewals or extensions thereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan” has the meaning specified in the Supplement.

“Loan Documents” means, individually and collectively, this Agreement, each Supplement, each Note, each Intellectual Property Security Agreement, and any other security or pledge agreement(s), any Warrant issued by Company in connection with this Agreement, any Account Control Agreement, any deed of guaranty provided by a Guarantor in favor of Agent and Lenders, any subordination agreement, any landlord waiver and consents, any bailee waiver and consents, any agreement identified therein as a “Loan Document” by Company and Agent, and all other contracts, instruments, addenda and documents executed in connection with this Agreement or the extensions of credit which are the subject of this Agreement.

“Loan Party” means, individually and collectively, each Borrower and each Guarantor.

“Material Adverse Effect” or “Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of any Loan Party; (b) a material impairment of (i) the ability of any Loan Party to perform under any Loan Document or (ii) the prospect of Borrower’s repayment of any portion of the Obligations; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

“Maturity Date” has the meaning specified in the Supplement.

“Morgan Stanley Account” means that certain Deposit Account maintained by Company at Morgan Stanley with account number 747051990103, as disclosed and described in the Perfection Certificate issued by the Company.

“Note” means a promissory note substantially in the form attached to the Supplement as Exhibit “A”, executed by Borrower evidencing each Loan.

“Obligations” means all debts, obligations and liabilities of each Loan Party to each Lender or Agent now or hereafter made, incurred or created under, pursuant to or in connection with this Agreement or any other Loan Document (other than the Warrants), whether voluntary or involuntary and however arising or evidenced, whether direct or acquired by such Lender or Agent by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether the Loan Parties may be liable individually or jointly, or whether recovery upon such debt may be or become barred by any statute of limitations or otherwise unenforceable; and all renewals, extensions and modifications thereof; and all attorneys’ fees and costs incurred by each Lender and Agent in connection with the collection on and enforcement thereof as provided for in any such Loan Document (other than the Warrants).

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“Party” means a party to this Agreement.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Patents” means all of the following property now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest: (a) all letters patent of, or rights corresponding thereto in, the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto in, the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, continuations, continuations-in-part or extensions thereof; (c) all petty patents, divisionals, and patents of addition; and (d) all patents to be issued under any such applications.

“Patriot Act” means the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.

“Perfection Certificate” means each perfection certificate, dated as of the Closing Date, issued by the applicable Loan Party in favor of Agent in connection with this Agreement.

“Permitted Indebtedness” means:

(a) unsecured Indebtedness incurred for the acquisition of supplies, inventory or other property or services on normal trade credit in the ordinary course of business;

(b) Indebtedness incurred pursuant to one or more transactions permitted under Section 6.4;

(c) Indebtedness of the Loan Parties under this Agreement and the other Loan Documents;

(d) Subordinated Debt;

(e) any Indebtedness as shown on Schedule 6.1;

(f) Indebtedness secured by a Lien described in clause (c) of the defined term “Permitted Liens” not to exceed One Hundred Thousand Dollars ($100,000) in aggregate principal amount outstanding at any time;

(g) Indebtedness incurred under corporate credit cards not to exceed One Hundred Thousand Dollars ($100,000) in aggregate principal amount outstanding at any time;

(h) guaranties and similar surety obligations in respect of Indebtedness otherwise constituting Permitted Indebtedness;

(i) intercompany Indebtedness of any Loan Party or any Subsidiary owing to another Loan Party or Subsidiary; provided, that, with respect to any such Indebtedness that is owing by a Loan Party to a Subsidiary that is not a Loan Party, such Indebtedness is unsecured and otherwise constitutes a Permitted Investment;

(j) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business that are promptly paid on or before the date they become due, in an aggregate amount not to exceed Eight Hundred Thousand Dollars ($800,000) at any time outstanding;

(k) Indebtedness in respect of netting services and overdraft protection in connection with deposit accounts in the ordinary course of business;

(l) unsecured Indebtedness consisting of reasonable deferred compensation to employees of the Loan Parties and their Subsidiaries incurred in the ordinary course of business, not to exceed the Threshold Amount in the aggregate at any time outstanding;

(m) extensions, refinancings and renewals of any of the foregoing; provided that the principal amount thereof is not increased; and

(n) other unsecured Indebtedness not exceeding in the aggregate at any time outstanding One Hundred Thousand Dollars ($100,000).

“Permitted Investment” means:

(a) accounts receivable in the ordinary course of Borrower’s business;

(b) Investments in domestic certificates of deposit issued by, and other domestic investments with, financial institutions organized under the laws of the United States or a state thereof, having at least One Hundred Million Dollars ($100,000,000) in capital and a rating of at least “investment grade” or “A” by Moody’s or any successor rating agency;

(c) Investments in marketable obligations of the United States of America and in open market commercial paper given the highest credit rating by a national credit agency and maturing not more than one year from the creation thereof;

(d) temporary advances to cover incidental expenses to be incurred in the ordinary course of business;

(e) Investments in joint ventures, strategic alliances, licensing and similar arrangements customary in Borrower’s industry and which do not require any Loan Party to assume or otherwise become liable for the obligations of any third party not directly related to or arising out of such arrangement or, without the prior written consent of Agent and each Lender, require such Loan Party to transfer ownership of non- cash assets to such joint venture or other entity;

(f) Investments (i) in any Loan Party, or (ii) in Spectral UK that does not exceed One Million Two

Hundred Thousand Dollars ($1,200,000) in the aggregate in any fiscal year of Company;

(g) Investments as shown on Schedule 6.6;

(h) Investments accepted in connection with Transfers permitted by Section 6.5;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(j) Investments permitted under Section 6.11;

(k) to the extent constituting Investments, Permitted Indebtedness;

(l) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers in the ordinary course of business;

(m) Investments by wholly owned Subsidiaries in other wholly owned Subsidiaries or in a Loan Party;

(n) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy of reorganization of suppliers or customers;

(o) to the extent constituting Investments, (i) Collateral Accounts maintained by any Loan Party or any of their Subsidiaries in accordance with Section 6.11 and (ii) Excluded Accounts; and

(p) guaranty obligations in respect of leases (other than capital lease obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

“Permitted Lien” means:

(a) involuntary Liens which, in the aggregate, would not have a Material Adverse Effect and which in any event would not exceed, in the aggregate, the Threshold Amount;

(b) Liens for current Taxes or other governmental or regulatory assessments which are not delinquent, or which are contested in good faith by the appropriate procedures and for which appropriate reserves are maintained;

(c) security interests on any property held or acquired by a Loan Party in the ordinary course of business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, that such Lien attaches solely to the property acquired with such Indebtedness and that the principal amount of such Indebtedness does not exceed one hundred percent (100%) of the cost of such property;

(d) Liens in favor of Agent;

(e) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business as long as an Account Control Agreement (or equivalent) for each account in which such deposits are held in a form acceptable to Agent has been executed and delivered to Agent to the extent required under Section 6.11;

(f) materialmen’s, mechanics’, repairmen’s, warehousemen’s, carriers’, landlord’s (subject to Section 5.9(e)), employees’ or other like Liens arising in the ordinary course of business and which are not delinquent for more than forty-five (45) days or are being contested in good faith by appropriate proceedings;

(g) any judgment, attachment or similar Lien, unless the judgment it secures exceeds the Threshold Amount and has not been discharged or execution thereof effectively stayed and bonded against pending appeal within thirty (30) days of the entry thereof;

(h) licenses or sublicenses of Intellectual Property in accordance with the terms of Section 6.5;

(i) Liens securing Subordinated Debt;

(j) Liens shown on Schedule 6.2;

(k) the interests of licensors under inbound licenses to Borrower;

(l) the interests or title of a lessor or sublessor under any lease of real property granted in the ordinary course of business;

(m) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(n) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital lease obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature arising as a matter of law and incurred in the ordinary course of business;

(o) zoning restrictions, easements, rights of way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(p) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, to the extent such operating leases are not prohibited under this Agreement;

(q) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r) licenses, sublicenses, leases or subleases, in each case, solely to the extent entered into between Loan Parties and permitted under this Agreement;

(s) Liens that are contractual rights or set-off relating to purchase orders and other agreements entered into with customers of the Loan Parties and their Subsidiaries in the ordinary course of business, but solely with respect to obligations arising under such purchase orders or agreements;

(t) Liens on unearned insurance premiums and the proceeds thereof granted in the ordinary course of business to secure the financing of premiums payable under insurance policies (provided that such Liens extend only to such insurance proceeds and not to any other property or assets), to the extent the underlying Indebtedness constitutes Permitted Indebtedness of the type described in clause (j) of the definition thereof; and

(u) additional Liens so long as (i) such Liens do not secure debt for borrowed money, (ii) such Liens attach to specific, and not substantially all of the, assets of the Loan Parties or any of their Subsidiaries, and (iii) the aggregate outstanding amount of the obligations secured thereby does not exceed One Hundred Thousand Dollars ($100,000) at any time outstanding.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Primary Operating Account” means the primary operating account specified by Borrower in Section 7 of the Supplement.

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, cash or other forms of money or currency or other proceeds payable to a Loan Party from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to a Loan Party from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to a Loan Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), (d) any claim of a Loan Party against third parties (i) for past, present or future infringement of any Copyright, Patent or Patent License or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means all of a Loan Party’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, and letters of credit and Letter of Credit Rights.

“Records” means all of a Loan Party’s computer programs, software, hardware, source codes and data processing information, all written documents, books, invoices, ledger sheets, financial information and statements, and all other writings concerning Borrower’s business.

“Related Person” means any Affiliate of Borrower, or any officer, employee, director or equity security holder of Borrower or any Affiliate.

“Rights to Payment” means all a Loan Party’s accounts, instruments, contract rights, documents, chattel paper and all other rights to payment, including, without limitation, the Accounts, all negotiable certificates of deposit and all rights to payment under any Patent License, any Trademark License, or any commercial or standby letter of credit.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or any sanctions authority of any other jurisdiction in which any Loan Party or Subsidiary is organized, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or any sanctions authority of any other jurisdiction in which any Guarantor or Foreign Subsidiary is organized.

“Securities Account” means a “securities account” as defined in the UCC.

“Security Documents” means this Loan and Security Agreement, the Supplement hereto, the Intellectual Property Security Agreement, and any and all account control agreements, collateral assignments, chattel mortgages, financing statements, amendments to any of the foregoing and other documents from time to time executed or filed to create, perfect or maintain the perfection of Agent’s Liens on the Collateral.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Loan Party in any Subsidiary; provided that, notwithstanding the above, for the purposes of Section 2.10(b) and the first sentence of Section 3.15 only, “Shares” shall not include more than sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities directly owned by any Loan Party in any (x) Foreign Subsidiary, to the extent such Foreign Subsidiary constitutes an Immaterial Subsidiary, or (y) Foreign Subsidiary Holding Company. For the avoidance of doubt, “Shares” shall not include the capital stock, membership units or other securities in the Company.

“SPAC Transaction” shall have the meaning set forth in the Supplement.

“Specified Subsidiaries” means: (a) Spectral Ireland; and (b) Spectral UK, and “Specified Subsidiary” means any of them.

“Spectral IP” means Spectral IP, Inc., a Delaware corporation.

“Spectral UK” means Spectral MD UK Limited, a company incorporated under the laws of England and Wales with company number 13524009.

“Spectral Ireland” means Spectral Deepview Limited, a company incorporated in the Republic of Ireland with company number 714256.

“Subordinated Debt” means Indebtedness (i) approved by Agent and each Lender; and (ii) where the holder’s right to payment of such Indebtedness, the priority of any Lien securing the same, and the rights of the holder thereof to enforce remedies against a Loan Party following default have been made subordinate to the Liens of Agent and to the prior payment to each Lender of the Obligations, either (A) pursuant to a written subordination agreement approved by Agent and each Lender in its sole but reasonable discretion or (B) on terms otherwise approved by Agent and each Lender in its sole but reasonable discretion.

“Subsidiary” means any Person a majority of the equity ownership or voting stock of which is directly or indirectly now owned or hereafter acquired by Borrower or by one or more other Subsidiaries.

“Supplement” means that certain Supplement to the Loan and Security Agreement, as the same may be amended or restated from time to time, and any other supplements entered into between each Loan Party, Agent and each Lender, as the same may be amended or restated from time to time.

“Supporting Obligations” means any “supporting obligations,” as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” has the meaning specified in the Supplement.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Trademarks” means all of the following property now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest: (a) all trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) reissues, extensions or renewals thereof.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein, terms that are defined in the UCC and used herein shall have the meanings given to them in the UCC.

“Warrants” collectively, (a) has the meaning specified in the Supplement, and (b) means any other warrant to purchase shares of stock issued by Company in favor of any Lender theretofore or thereafter, in each case, as amended, modified, supplemented or restated from time to time, and “Warrant” means any of them.

[Signature page follows]

[Signature page to Loan and Security Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BORROWER:

SPECTRAL AI, INC.

By:
Name:
Title:

SPECTRAL MD HOLDINGS LLC

By:
Name:
Title:

SPECTRAL MD, INC.

By:
Name:
Title:

[Signature page to loan and Security Agreement}

AGENT:

AVENUE VENTURE OPPORTUNITIES FUND II, L.P.

By:	Avenue Venture Opportunities Partners II, LLC
Its:	General Partner

By:
Name:	Sonia Gardner
Title:	Member

LENDER:

AVENUE VENTURE OPPORTUNITIES FUND II, L.P.

By:	Avenue Venture Opportunities Partners II, LLC
Its:	General Partner

By:
Name:	Sonia Gardner
Title:	Member

[Schedules to Loan and Security Agreement follow]

[Signature page to loan and Security Agreement}

Schedules to

Loan and Security Agreement dated as of March 21, 2025 among

Spectral AI, Inc., Spectral MD Holdings LLC and Spectral MD, Inc. and

Avenue Venture Opportunities Fund II, L.P., as Agent and

the Lenders from time to time party thereto

Schedule of Exceptions

See attachment hereto.

Schedule 3.5.	No Litigation, Claims or Proceedings.

Schedule 3.6.	Taxes

Schedule 3.12(d)	Business Names

Schedule 3.15	Shares

Schedule 6.1.	Permitted Indebtedness

Schedule 6.2.	Permitted Liens

Schedule 6.6.	Permitted Investments